UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 3, 2016

Date of Report (Date of earliest event reported)

HCP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-08895	33-0091377
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

1920 Main Street

Suite 1200

Irvine, California 92614

(Address of principal executive offices) (Zip Code)

(949) 407-0700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 3, 2016, HCP, Inc., a Maryland corporation (the “Company”), issued a press release announcing the pricing of a private offering of $750 million in aggregate principal amount of 8.125% senior secured second lien notes due 2023 (the “Notes”) by the Company’s wholly owned subsidiary, Quality Care Properties, Inc. (“QCP”).  The offering of the Notes is expected to close on or about October 17, 2016, subject to certain closing conditions. In addition to the Notes, HCP also announced that QCP has agreed to terms on a $1.0 billion in aggregate principal amount first lien six-year term loan at LIBOR (subject to a 1% floor) plus 5.25% and a $100 million first lien five-year revolving credit facility at LIBOR plus 5.25%.

The offering of the Notes is being made, and the term loan is being entered into, in connection with the planned spin-off of QCP to Company stockholders, which is expected to be completed in the fourth quarter of 2016, subject to certain conditions.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits.  The following exhibits are being furnished herewith:

No.	Description
99.1	Press Release dated October 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 3, 2016

HCP, Inc.

By:	/s/ Troy E. McHenry
Troy E. McHenry
Executive Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

No.	Description
99.1	Press Release dated October 3, 2016.